Exhibit 10.7

HOKU SCIENTIFIC, INC.

ADDENDUM TO STOCK OPTION AGREEMENT

This Addendum to the Stock Option Agreement is made as of the      day of              20    , by and among Hoku Scientific, Inc., a Delaware corporation (the “Company”) and                          (the “Optionee”), and amends that certain Stock Option Agreement (the “Stock Option Agreement”) and Notice of Stock Option Grant (the “Notice of Grant”, together with the Stock Option Agreement, the “Option”), each by and between the Company and the Optionee and executed and delivered on                  , 20    .

RECITALS

A. This Addendum supplements and amends the Stock Option Agreement to provide for accelerated vesting upon certain conditions.

AGREEMENT

The parties hereby agree as follows:

1) Addendum. The Company and the Optionee agree as follows:

(a) Change in Control.

i) In the event that Optionee (i) is required to resign his or her position as a Director of the Company as a condition of a Change in Control, or (ii) is removed from his or her position as a Director in connection with a Change in Control, the outstanding Options held by such Optionee shall become fully vested and exercisable immediately prior to the effectiveness of such resignation or removal (and contingent upon the effectiveness of such Change in Control).

ii) In the event that an Optionee’s Continuous Service Status terminates as of, or within twelve (12) months following a Change in Control, the Optionee may exercise his Option (to the extent that the Optionee was entitled to exercise such Option as of the date of termination of Continuous Service Status) within such period of time ending on the earlier of (i) the date twelve (12) months following the effective date of the Change in Control (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service Status, the Optionee does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(b) Parachute Payments.

iii) If the acceleration of the vesting and exercisability of Options provided for in Sections 1)a)i) and 1)a)ii) together with payments and other benefits of an Optionee, (collectively, the “Payment”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 1)a)iii) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Payment shall be either (1) provided to such Optionee in full, or (2) provided to such Optionee as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Optionee, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

iv) Unless the Company and such Optionee otherwise agree in writing, any determination required under this Section 1(b) shall be made in writing in good faith by the Board of Directors, or its authorized delegate. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order unless the Optionee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date that triggers the Payment or a portion thereof): (i) reduction of cash payments; (ii) cancellation of accelerated vesting of Options; and (iii) reduction of other benefits paid to the Optionee. If acceleration of vesting of Options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of Options (i.e., the earliest granted Option cancelled last) unless the Optionee elects in writing a different order for cancellation.

v) For purposes of making the calculations required by this Section 1(b), the Board of Directors or its authorized delegate may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Optionee shall furnish to the Board of Directors or its authorized delegate such information and documents as the Board of Directors or its authorized delegate may reasonably request in order to make such a determination. The Company shall bear all costs the Board of Directors or its authorized delegate may reasonably incur in connection with any calculations contemplated by this Section 1(b).

vi) If, notwithstanding any reduction described above, the Internal Revenue Service (the “IRS”) determines that the Optionee is liable for the Excise Tax as a result of the Payment, then the Optionee shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that the Optionee challenges the final IRS determination, a final judicial determination, a portion of the Payment (the “Repayment Amount”). The Repayment Amount with respect to the Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Optionee’s net after-tax proceeds with respect to the Payment (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in the Optionee’s net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Optionee shall pay the Excise Tax.

vii) Notwithstanding any other provision of this Section 1(b), if (i) there is a reduction in the Payment as described above, (ii) the IRS later determines that the Optionee is liable for the Excise Tax, the payment of which would result in the maximization of the Optionee’s net after-tax proceeds of the Payment (calculated as if the Payment had not previously been reduced), and (iii) the Optionee pays the Excise Tax, then the Company shall pay or otherwise provide to the Optionee that portion of the Payment that was reduced pursuant to this Section 1(b) contemporaneously or as soon as administratively possible after the Optionee pays the Excise Tax so that the Optionee’s net after-tax proceeds with respect to the Payment are maximized.

viii) If the Optionee either (i) brings any action to enforce rights pursuant to this Section 1(b), or (ii) defends any legal challenge to his or her rights under this Section 1(b), the Optionee shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that if such action is commenced by the Optionee, the court finds that the action was brought in good faith.

(c) “Continuous Service Status” has the meaning set forth in the 2002 Stock Plan, as amended (the “Plan”).

(d) “Change of Control” has the meaning set forth in the Plan.

2) Miscellaneous. This Addendum shall be deemed a part of and subject to the Stock Option Agreement, which is hereby ratified, confirmed, and approved, as amended hereby. This Addendum may be signed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. All terms that are defined in the Stock Option Agreement shall, unless otherwise defined herein, be used herein as defined in the Stock Option Agreement.

[Signature Page Follows]

The parties hereto have executed this Addendum to the Stock Option Agreement as of the date first above written.

COMPANY:

HOKU SCIENTIFIC, INC.

By:
Dustin M. Shindo, President

Address:	2153 North King Street, Suite 306
Honolulu, Hawaii 96819

OPTIONEE:

Signature

Address:

SIGNATURE PAGE TO ADDENDUM TO STOCK OPTION AGREEMENT